NUSHARES ETF TRUST

MANAGEMENT AGREEMENT

SCHEDULE A

AMENDED AS OF MAY 20, 2019

The Funds of the Company currently subject to this Agreement, the effective date, initial period end and annual fee rate for each are as follows:

Fund	Effective Date	Initial Period End	Annual Fee Rate

Nuveen (f/k/a NuShares) Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016	August 1, 2019	0.20%

Nuveen (f/k/a NuShares) Short-Term REIT ETF	December 5, 2016	August 1, 2019	0.35%

Nuveen (f/k/a NuShares) ESG Large-Cap Growth ETF	December 7, 2016	August 1, 2019	0.35%

Nuveen (f/k/a NuShares) ESG Large-Cap Value ETF	December 7, 2016	August 1, 2019	0.35%

Nuveen (f/k/a NuShares) ESG Mid-Cap Growth ETF	December 7, 2016	August 1, 2019	0.40%

Nuveen (f/k/a NuShares) ESG Mid-Cap Value ETF	December 7, 2016	August 1, 2019	0.40%

Nuveen (f/k/a NuShares) ESG Small-Cap ETF	December 7, 2016	August 1, 2019	0.40%

Nuveen (f/k/a NuShares) Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF	March 9, 2017	August 1, 2019	0.20%

Nuveen (f/k/a NuShares) ESG Emerging Markets Equity ETF	May 16, 2017	August 1, 2019	0.45%

Nuveen (f/k/a NuShares) ESG International Developed Markets Equity ETF	May 16, 2017	August 1, 2019	0.40%

Nuveen (f/k/a NuShares) ESG U.S. Aggregate Bond ETF	September 24, 2017	August 1, 2019	0.20%

Nuveen ESG Large-Cap ETF	June 4, 2019	August 1, 2020	0.20%

[SIGNATURE PAGE FOLLOWS]

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Signed: May 20, 2019

NUSHARES ETF TRUST, a Massachusetts business trust	NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company

By: /s/ Christopher M. Rohrbacher Title: Vice President and Secretary	By: /s/ Gifford R. Zimmerman Title: Managing Director

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